EXHIBIT 99.1

PRESS RELEASE

LF Capital Acquisition Corp. II Welcomes Djemi Traboulsi to its Management Team

DALLAS, February 1, 2023 /PRNewswire/ -- Level Field Capital (“Level Field”), a leading global SPAC sponsor, is pleased to announce the addition of Djemi Traboulsi as Senior Vice President and Managing Director of LF Capital Acquisition Corp. II. Mr. Traboulsi previously served as a member of the board of LFAC II.

About Level Field Capital

Level Field is a leading global SPAC sponsor. In November 2021, Level Field built on the achievements of its previous SPAC, LF Capital Acquisition Corp., (which completed its de-SPAC merger with Landsea Homes Corporation (NASDAQ: LSEA) in January 2021) and successfully launched its second SPAC opportunity, LF Capital Acquisition Corp. II. From its initial public offering, LFAC II received aggregate gross proceeds totaling $258,750,000, before deducting underwriting discounts and commissions and other offering expenses payable by it.

LFAC II intends to focus its search on finding a business to merge with in secular growth industries, particularly targeting companies undergoing high-growth, including within the financial technology or services, digital asset, technology or disruptive consumer sectors, though it may pursue a business combination target in any business or industry.